EXHIBIT 4.3

DESCRIPTION OF REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

The following is a description of Sealy Industrial Partners IV, LP’s securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as of December 31, 2025, and our First Amended and Restated Agreement of Limited Partnership, dated as of April 22, 2022 (as amended from time to time, the “Partnership Agreement”). The description is a summary, does not purport to be complete and is subject to and qualified by reference to Georgia law and to our Partnership Agreement, a copy of which is filed as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 and is incorporated by reference herein.

As used herein, the term “Partnership” refers to Sealy Industrial Partners IV, LP, a Georgia limited partnership, and the terms “Company,” “we,” “our” and “us” refer to the Partnership together with its subsidiaries. We refer to Sealy Industrial Partners IV GP, LLC, our general partner, as the “General Partner.” We refer to Sealy & Company, LLC, our sponsor, as our “Sponsor.”

Unit Types

The Partnership has registered its Class A units of limited partnership interest (the “Class A Units”), Class I units of limited partnership interest (the “Class I Units”), and Class R units of limited partnership interest (the “Class R Units” and, collectively with the Class A Units and the Class I Units, the “Units”) pursuant to Section 12(g) of the Exchange Act. Currently, all classes of Units differ only with respect to the fees paid to broker-dealers in connection with their sale and are viewed as the same ownership interest. We refer to the holders of Units as “Limited Partners.”

Distribution Reinvestment Plan

We have adopted a distribution reinvestment plan (the “DRIP”) whereby certain Limited Partners are able to elect to have their cash distributions attributable to the class of Units owned automatically reinvested in additional Units of the same class. Holders of Units that participate in the DRIP will have all distributions paid by us with respect to such Units immediately reinvested in Units on the business day such distribution would have been paid to such Limited Partner in cash.

The per-Unit purchase price for Units purchased pursuant to the DRIP equals the then-applicable offering price of the respective class of Unit less any selling commissions, managing broker-dealer fees, and broker-dealer due-diligence fees (collectively, “Direct Selling Costs”) applicable to such class of Units. If we are not conducting an offering of Units, the per-Unit purchase price for Units purchased pursuant to the DRIP will be equal to our net asset value (“NAV”) per Unit for such class on the date the distribution is paid. No selling commissions, managing broker-dealer fees, or any other fees will be payable with respect to Units purchased pursuant to the DRIP. Units acquired under the DRIP will entitle the participant to the same rights and be treated in the same manner as Units of that class originally purchased by the participant.

We may amend any aspect of the DRIP without the consent of Limited Partners, provided that notice of any material amendment is provided to participants at least ten days prior to the effective date of that amendment. In addition, we may suspend or terminate the DRIP for any reason at any time upon ten days’ prior written notice to participants.

Tax Consequences of Participation

If a Limited Partner elects to participate in the DRIP, the Limited Partner will be treated for U.S. federal income tax purposes as if the Limited Partner (i) received a distribution equal to the amount of any cash distribution payable on the Units, and then (ii) purchased additional Units with such distribution, net of any applicable withholding tax. As a result, the Limited Partner’s adjusted tax basis in the Limited Partner’s Units will be reduced by the full amount of the deemed cash distribution and then increased by the amount reinvested in additional Units pursuant to the DRIP. The deemed cash distribution described above will be treated for U.S. federal income tax purposes in the same manner as an actual cash distribution. In addition, a Limited Partner will be treated for U.S. federal income tax purposes as having received an additional distribution to the extent the Units are purchased at a discount to fair market value, if any. By participating in the DRIP, a Limited Partner’s tax liability might exceed actual cash distributions made to and retained by the Limited Partner. In such case, the Limited Partner might have to satisfy any resulting tax liability from such Limited Partner’s own funds.

Removal of General Partner

In the event the General Partner (or Scott P. Sealy, Sr. or Mark P. Sealy) is convicted of a felony, commits fraud against us, or engages in intentional misconduct that causes a material adverse consequence to us, Limited Partners holding at least two-thirds of all of the Units, entitled to vote on or consent to removal, may remove the General Partner and either appoint a new general partner or dissolve the Partnership. Upon removal, the General Partner will be converted into a Limited Partner (having the same rights to distributions and allocations as it had as a general partner).

Limited Partners’ Rights

The Limited Partners’ rights under the Partnership Agreement include the following: (i) the right to inspect our books and records at reasonable times; (ii) the right to receive quarterly operational summaries of the Partnership’s portfolio and audited annual financial statements of the Partnership; (iii) the right to receive annual estimates of the value of each real estate asset after they are produced by the General Partner; (iv) the right of Limited Partners holding 25% or more of the outstanding Units of the Partnership to call a meeting of the Limited Partners; (v) the right to approve certain specific “major decisions” of the Partnership by majority or super majority vote of all Limited Partners (including any actions proposed to be taken that would be in contravention of the purposes of the Partnership as set forth in the Partnership Agreement); (vi) the right to approve certain amendments to the Partnership Agreement by majority vote of all Limited Partners; and (vii) the right to receive such information as is necessary for the preparation of tax returns.

Transfer Restrictions

The Units may not be transferred by a Limited Partner without the express written consent of the General Partner and an opinion of counsel that such transfer is permitted under the Securities Act of 1933, as amended, and applicable state securities laws. Due to these restrictions on transfer, Limited Partners will be required to bear the financial risks of an investment in the Company for an indefinite period of time. In addition, the Partnership Agreement contains additional restrictions on the transfers of Units to ensure Sealy Industrial Partners IV REIT, LLC, a controlled subsidiary of the Partnership (the “SIP IV REIT”), retains its qualification as a real estate investment trust (“REIT”) for federal income tax purposes.

In the event of a Limited Partner’s death, the Limited Partner’s estate will inherit only an economic (non-voting) interest in the Partnership. In addition, the General Partner has the ability to cause us to redeem all (but not less than all) of the economic interest following the death of a Limited Partner, in the General Partner’s sole discretion. The determination of the redemption price for any redemption of such economic interest would be made in accordance with the policy described below under “‒ Redemption of Units ‒ General Redemption Policy.”

Redemption of Units

General Redemption Policy

Except as otherwise provided below, Limited Partners who have held their Units for at least one year may request annually to have us redeem all or a portion of the respective Limited Partner’s Units (each such request a “Redemption Request”). As our distributable cash permits, Redemption Requests will be accommodated quarterly on such date(s) as determined by the General Partner in its sole discretion. To be effective for a particular calendar quarter, a Redemption Request must be made in writing and provided to the General Partner at least thirty (30) days prior to the beginning of such calendar quarter (unless such thirty (30)-day notice period is waived by the General Partner). Redemption Requests shall be irrevocable upon receipt by us (unless we consent to revocation).

To the extent that we do not have sufficient distributable cash to satisfy Redemption Requests in a particular calendar quarter, Units shall be redeemed in a subsequent calendar quarter as cash becomes available. In any calendar quarter in which there is insufficient distributable cash to redeem all Units for which Limited Partners have requested redemption, redemptions shall be made with respect to all requesting Limited Partners pro rata based on the number of Units subject to outstanding Redemption Requests, without regard to the date of any Redemption Requests for which the General Partner has been properly notified. The General Partner shall have the discretion to determine the extent to which distributable cash is available for redemptions or should be reserved for ongoing expenses (including debt payments, investments, capital expenditures or reserves) or used to invest in real estate properties; provided, however, that if we have not fully satisfied a Redemption Request during the calendar year for which such Redemption Request is effective, then we may, in the General Partner’s sole discretion, proceed to use commercially reasonable efforts to sell, finance or refinance real estate assets or otherwise borrow funds or raise new equity through the issuance of additional Units in order to obtain the distributable cash needed to redeem the Units subject to such Redemption Request in full in subsequent calendar years. Notwithstanding the foregoing, we shall not in any event be required to redeem (and the General Partner shall have no obligation to attempt to obtain funds on our behalf to redeem) in any calendar year (A) more than five percent (5%) of the aggregate Units and units of limited partnership interest (“OP Units”) in Sealy Industrial Partners IV OP, LP (the “Operating Partnership”) outstanding as of the beginning of such calendar year or (B) more than twenty-five percent (25%) of the Units held by any Limited Partner submitting a Redemption Request at the time of submission. In order to comply with the 5% cap described in the previous sentence, the General Partner, in its discretion, may limit redemptions in any particular calendar quarter to 1.25% of the aggregate Units and OP Units outstanding as of the beginning of such calendar year. The foregoing limitations on our redemption obligations shall be applied in a manner so as to treat the Partnership and the Operating Partnership as one collective entity and shall also apply to any redemptions of OP Units.

Pursuant to this general redemption policy, during the Partnership’s private offering of up to $750 million in Units, expandable to $1.0 billion in Units at the discretion of the General Partner (the “Private Offering”), the redemption price we will pay to redeem Units will equal the then-current gross offering price per Unit less any Direct Selling Costs applicable to the respective class of Units; provided, however, that the redemption price we will pay to redeem Units held for at least one year but less than two years will equal 95% of the then-current gross offering price per Unit less any Direct Selling Costs applicable to the respective class of Units. Following the termination of the Private Offering, the redemption price we will pay to redeem Units will equal the gross offering price of the class of Units being redeemed less any Direct Selling Costs applicable to that class of Units, as of the last day of the Private Offering. The redemption price may be adjusted by the General Partner in its discretion based upon such factors as the General Partner deems relevant, including but not limited to (i) broad changes affecting capital markets or specific property sectors or geographic regions, (ii) trends in capitalization rates, discount rates, interest rates, and other micro-economic and macro-economic trends, and (iii) changes in the estimated value of our assets. Notwithstanding the foregoing, if the General Partner has made a determination of our NAV per Unit, the redemption price will be the most recent determination of our NAV per Unit (or 95% of the most recent determination of our NAV per Unit in the case of Units held for at least one year but less than two years).

To the extent that the amount to be paid to a Limited Partner in redemption of all or a portion of its Units as of a particular redemption date would be in excess of the amount necessary to return all of such Limited Partner’s Unreturned Invested Capital (as defined in the Partnership Agreement) in respect of the Units being redeemed and pay such Limited Partner a 6% annual cumulative, non-compounded preferred return on such Limited Partner’s Unreturned Invested Capital as relates to the Units being redeemed (taking into account the aggregate distributions made to such Limited Partner in respect to such Units over the life of the Company) (such excess cash defined as the “Excess Redemption Amount”), then (1) 80% of such Excess Redemption Amount shall be paid to such Limited Partner, and (2) 20% of such Excess Redemption Amount shall be paid to Sealy SIP IV Investor, LLC, an affiliate of the Sponsor.

The General Partner will waive the one-year holding period requirement upon request due to the death or legal or medical disability of a Limited Partner (or a principal of such Limited Partner) (a “Death/Disability Event”), provided that we receive notice from the Limited Partner (or such Limited Partner’s estate or legal representative) within one year after the Limited Partner’s (or principal’s) Death/Disability Event. In addition, in connection with a Death/Disability Event, the General Partner, in its sole discretion, may (but will not be obligated to) give priority to a redemption request made by a Limited Partner that suffered a Death/Disability Event and/or waive any other prerequisites or limits on redemptions set forth in the general redemption policy. The redemption price for Units held by a Limited Partner that suffered a Death/Disability Event, and the calculation and payment of any Excess Redemption Amount will be determined in the same manner as ordinary redemption requests, except that the General Partner will waive the 5% early redemption penalty in connection with Units held for at least one year but less than two years. Each requesting Limited Partner (or estate or legal representative thereof) will provide such documentation regarding the Death/Disability Event of such Limited Partner (or principal thereof) as requested by the General Partner in its sole discretion, and the redemption price shall be paid within a reasonable time after presentation of such documentation. The General Partner will have the sole discretion to determine whether a purported disability qualifies for special redemption consideration as described in this paragraph.

Any redemption request that would result in the Limited Partner owning less than $50,000 in Units (based upon the NAV per Unit then in effect), will be deemed to be a request for redemption of all of such Limited Partner’s Units.

If the General Partner or its affiliates acquire Units, the General Partner or its affiliates will have the right to have their Units redeemed in accordance with the general redemption policy just like any other Limited Partner (and without the consent of any Limited Partner).

We will not be required to redeem any Units pursuant to the general redemption policy if such redemption would cause a default under the terms of any Company (or Company subsidiary) financing or would cause the SIP IV REIT to cease to qualify as a REIT or otherwise violate the REIT requirements or special REIT restrictions as described in the Partnership Agreement.

The General Partner may unilaterally amend, suspend or terminate the general redemption policy at any time.

Redemptions Made Outside General Redemption Policy

Subject to the special REIT restrictions described in the Partnership Agreement, the General Partner may from time to time cause us to redeem or repurchase Units in a manner that is not in accordance with the general redemption policy on such terms and conditions as the General Partner determines in its sole discretion. No Limited Partner shall be required to participate in any such redemption, and no Limited Partner shall have the right to participate in any such redemption unless offered by the General Partner.